United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Apollo Commercial Real Estate Finance, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

To the Stockholders of Apollo Commercial Real Estate Finance, Inc.:

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI” or the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 12, 2010, at 1:00 p.m., New York City time, for the following purposes:

(1)	To elect seven directors to serve on ARI’s board of directors until ARI’s 2011 annual meeting of stockholders and until their successors are duly elected and qualify;

(2)	To ratify the appointment of Deloitte & Touche LLP as ARI’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 31, 2010 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to ARI. By submitting your proxy voting instructions promptly, you can help ARI avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our common stock, par value $0.01 per share (the “Common Stock”) in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote in favor of the proposed items.

By Order of the Board

Stuart A. Rothstein

Chief Financial Officer, Treasurer, and Secretary

New York, New York

April 9, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 12, 2010. The Proxy Statement and our 2009 Annual Report to Stockholders are available at: http://www.shareholdermaterial.com/ari

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI,” the “Company,” “we,” “our” or “us”), for use at ARI’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 12, 2010, at 1:00 p.m., New York City time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly completed, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the directors to serve on our board of directors until our 2011 annual meeting of stockholders and until their successors are duly elected and qualify and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 9, 2010.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2009, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, and their report thereon, dated March 17, 2010.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 31, 2010 (the “Record Date”) with respect to (i) the election of the seven directors to serve on our board of directors until our 2011 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010 and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. On July 1, 2009, the Securities and Exchange Commission (“SEC”) approved an amendment to New York Stock Exchange Rule 452 to eliminate the so-called “broker discretionary vote” in uncontested director elections. As a result, your bank or broker no longer has the ability to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

Abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of Deloitte & Touche LLP.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of directors, a plurality of all the votes cast at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal.

As of the Record Date, we had issued and outstanding 10,660,416 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Articles of Amendment and Restatement (“Charter”) and Amended and Restated Bylaws (“Bylaws”), our board of directors is currently comprised of seven directors, Joseph F. Azrack, Eric L. Press, Henry R. Silverman, Douglas D. Abbey, Marc Beilinson, Michael E. Salvati, and Alice Connell. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), Joseph F. Azrack, Eric L. Press, Henry R. Silverman, Douglas D. Abbey, Marc Beilinson, Michael E. Salvati, and Alice Connell have been nominated by our board of directors to stand for re-election as directors by the stockholders at the Annual Meeting to serve until our 2011 annual meeting of stockholders or until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the re-election of Messrs. Azrack, Press, Silverman, Abbey, Beilinson, Salvati and Ms. Connell as directors, unless otherwise instructed. If the candidacy of Messrs. Azrack, Press, Silverman, Abbey, Beilinson, Salvati and Ms. Connell should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if re-elected, Messrs. Azrack, Press, Silverman, Abbey, Beilinson, Salvati and Ms. Connell will be unable or unwilling to serve as directors.

Information Regarding the Nominees for Re-Election as Directors

The following information is furnished as of April 9, 2010 regarding the nominees for re-election as directors by the holders of Common Stock.

Joseph F. Azrack, 63, has been our President and Chief Executive Officer and one of our directors since June 2009. He is also the President and Chief Executive Officer of ACREFI Management, LLC, our manager (the “Manager”) and the head of our Manager’s Investment Committee. Mr. Azrack is the managing partner of Apollo Global Real Estate Management, L.P., a position he has held since August 2008. Mr. Azrack has 30 years of real estate investment management experience. Prior to joining Apollo, from 2004 to 2008, Mr. Azrack was President and Chief Executive Officer of Citi Property Investors where he chaired the firm’s Management Committee and Investment Committees, directing investment policy and strategy. Mr. Azrack was also a member of the Citigroup Alternative Investments Management Committee (May 2004 to July 2008) and Investment Committee (May 2004 to July 2008) and a member of Citi Infrastructure Investments’ Investment Committee (September 2006 to July 2008). From 1996 to 2003, he was Chief Executive Officer and Chairman of AEW Capital Management, L.P., founder and President of the AEW Partners Funds (1988 to 2003), a Director of Curzon Global Partners (1998 to 2003) and founder and Chairman of IXIS AEW Europe (2001 to 2003). As Chief Investment Officer of AEW Capital Management, L.P., in the early-mid 1990’s, Mr. Azrack was actively involved in the purchase of investment grade and below investment grade CMBS and the making of new first mortgage loans on behalf of AEW’s institutional clients. During this period, AEW invested over $1 billion in performing first mortgage loans and $300 million in CMBS. When interest rate spreads declined as the mortgage market became more efficient in the late 1990’s, Mr. Azrack was instrumental in the liquidation of the mortgage and CMBS portfolio. Under Mr. Azrack’s leadership, AEW was an early and successful participant in the purchase of non-performing loan portfolios from the Resolution Trust Company and banks, the formation of the Taubman Realty Group, the initial public offering of Taubman Centers in 1992 as the first UPREIT, and the management buildup and initial public offering of Evans-Withycombe Residential and its subsequent merger with Equity Residential Properties. Mr. Azrack served with AEW from 1983 to 2003. He is a past adjunct professor at Columbia University’s Graduate School of Business where he is a member of and from 1993 to 2003 chaired the Real Estate Program Advisory Board. He has also been a trustee of the Urban Land Institute (“ULI”) since 1998. Mr. Azrack graduated from Villanova University with a BS and from Columbia University with an MBA. Mr. Azrack was selected to serve on our board of directors because of his depth of knowledge about the real estate industry and his experience with the operations and investments of the Company.

Eric Press, 44, has been one of our directors since July 2009. He is also a Vice President of our Manager and a member of our Manager’s Investment Committee. Mr. Press has been a partner of Apollo Private Equity since November 1998. Mr. Press joined Apollo in 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press serves on the boards of directors of Athene Re (July 2009 to present), Affinion Group (October 2006 to present), Harrah’s Entertainment (January 2008 to present), Metals USA (November 2005 to present), Noranda Aluminum (March 2007 to present), Prestige Cruise Holdings (November 2007 to present) and Verso Paper Corp (December 2008 to present). He also serves on the board of trustees of the Rodeph Sholom School in New York City. Previously, he served on the boards of directors of Innkeepers USA (June 2007 to April 2010), Quality Distribution, Inc. (May 2004 to May 2008), Wyndham International (May 2005 to August 2005) and AEP Industries (June 2004 to February 2005). Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and Yale Law School, where he was a Senior Editor of the Yale Law Review. Mr. Press was selected to serve on our board of directors because of his acute business judgment and his extensive experience serving on the boards of and advising publicly traded companies.

Henry R. Silverman, 69, has been the Chairman of our board of directors since July 2009. He is also a Vice President of our Manager and is a member of our Manager’s Investment Committee. Mr. Silverman is the Vice Chairman of the board of directors, Chief Operating Officer and director of Apollo Global Management, LLC and joined Apollo in 2009. From November 2007 until February 2009, Mr. Silverman served as senior adviser for Apollo. From July 2006 until November 2007, Mr. Silverman served as Chairman of the board of directors and the Chief Executive Officer of Realogy Corporation, formerly Cendant’s real estate division. Mr. Silverman was Chief Executive Officer of Cendant Corporation from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the board of directors from July 1998 until August 2006. Mr. Silverman served as President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the board of directors, Chairman of the Executive Committee, and Chief Executive Officer of HFS Incorporated (Cendant’s predecessor) from May 1990 until December 1997. Cendant was a “Fortune 100” company and the largest global provider of consumer and business services within the travel and residential real estate sectors prior to its separation into several new companies in late 2006. Mr. Silverman continues to serve as a director and Chairman of the board of directors of Realogy Corporation, a position he has held since July 2006. Mr. Silverman is also a director of the general partner of AP Alternative Assets, L.P. Mr. Silverman has been involved for many years in numerous philanthropic, public service, and social policy initiatives. He is Vice Chairman of the Port Authority of New York and New Jersey and a trustee of the NYU Langone Medical Center. Mr. Silverman’s philanthropy includes Silverman Hall, the Silverman-Rodin scholars and the Silverman Professor of Law at Penn Law School, and the Silverman Professor of Obstetrics and Gynecology at NYU School of Medicine. Mr. Silverman was awarded the American Heritage Award from the Anti-Defamation League for lifetime achievement in fighting discrimination and was honored for his efforts to promote diversity in the workplace by the Jackie Robinson Foundation and the U.S. Hispanic Chamber of Commerce. Mr. Silverman graduated from Williams College in 1961, and the University of Pennsylvania Law School in 1964, and served as a legal officer in the U.S. Navy Reserve from 1965 to 1972. Mr. Silverman was selected to serve as a director on our board of directors because of his sound business judgment and his extensive managerial and executive experience.

Alice Connell, 63, has been one of our directors since September 2009. In November 2009, Ms. Connell became Managing Principal for Bay Hollow Associates, LLC, a new commercial real estate consulting firm, whose services are primarily targeted to institutional investors. In addition, since January 2007, Ms. Connell has been the President and Chief Executive Officer of AM Connell Associates LLC, which provides consulting services and strategic advice to institutional investors and real estate owners and operators. Prior to forming AM Connell Associates LLC in 2007, Ms. Connell held a series of senior positions with TIAA-CREF from 1970 to December, 2006, most recently as Managing Director, Head of Portfolio Strategy and Management for both the Commercial Mortgage and Private Equity Real Estate Fund portfolios. Prior to this role, Ms. Connell’s responsibilities at TIAA-CREF included direct real estate equity investments in both the Eastern United States and Western Europe. While with TIAA-CREF, she developed a $2 billion private equity real estate portfolio, and she and her team created an investment plan for TIAA-CREF’s $25 billion commercial debt portfolio. Ms. Connell was elected Trustee of the ULI three times, most recently in May 2009, and serves as a member of its Finance Committee. She is also the Founder and former Chair of ULI’s New York’s District Council. She is currently a board member or member of the advisory committee of several real estate industry organizations, including the International Advisory Board of EuroHypo A.G. since 2004, the Real Estate Advisory Committee of the New York Common Retirement Fund since June 2007, the Investment Committee of QS REP since 2009, and the Advisory Committees of both Parmenter Realty Partners and Park Madison Partners since 2009 and 2008, respectively. In November 2009, Ms. Connell joined the board of RREEF America III as an independent director. From 2004 to 2007, she was a member of the Executive Committee of the Zell-Lurie Real Estate Center of the Wharton School at the University of Pennsylvania. In 2003, she was honored by WX as their Real Estate Woman of the Year; she also served on WX’s board from 2004 to 2006. Ms. Connell holds a BA degree, magna cum laude, from St. Bonaventure University and an MA degree from New York University. Ms. Connell was selected to serve as a director on our board of directors because of her experience with, and strong record of success investing in, real estate-related assets.

Marc Beilinson, 51, has been one of our directors since September 2009. Since September 2007, Mr. Beilinson has been the Executive Director of Minerva Equity Investors, a consulting and private equity firm specializing in distressed companies. He is currently the Chief Restructuring Officer of Innkeepers USA, a hotel company comprising approximately 10,000 rooms, and has held this position since November 2008. Mr. Beilinson also serves on the Audit Committee and board of directors of Innkeepers USA, and has served in this capacity since August 2007. He also serves as the President of MMD Acquisition Corporation, his personal real estate investment company. In 2007, Mr. Beilinson retired from Pachulski, Stang, Ziehl & Jones, a nationally recognized boutique law firm specializing in corporate reorganization, where he had practiced since 1992. During Mr. Beilinson’s 25 years of practice, he spearheaded the operational and financial restructurings of nationally recognized companies such as American Rice, Inc., LogoAthelics, Inc., TreeSweet Juice Company, Coco’s restaurants, Carrow’s restaurants, General Cinemas, Loews Cineplex, Wherehouse Entertainment and DirecTV Latin America. In 2001, he was named one of the top 10 young restructuring lawyers in the nation by Turnarounds and Workouts magazine. Mr. Beilinson has previously served on the board of directors of Wyndham Hotels (from 1994 to 1997) and the boards of directors of University of California Davis School of Law and UCLA. Mr. Beilinson has lectured and been published on turnaround issues and served as an Adjunct Professor at Southwestern University School of Law from 1985 to 1993. Mr. Beilinson graduated from UCLA, magna cum laude, where he was elected student body president, and from UC Davis Law School. Mr. Beilinson was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Douglas D. Abbey, 60, has been one of our directors since September 2009. Since 1992, Mr. Abbey has been a Member of the board of directors and Investment Committee of IHP Capital Partners, an investment firm he co-founded in 1992, which provides capital to the home building and land development industry. He is also the Co-Founder of AMB Property Corporation, an industrial REIT, where he worked in various capacities during a 22-year career from 1983 to 2005. He served as a member of the board of directors from November 1997 through May 2001. From November 1997 until December 2001 he was Chairman and Chief Executive Officer of AMB Capital Partners, LLC (formerly AMB Investment Management, Inc.) and then Chairman of AMB Capital Partners, LLC from December 2001 through January 2006. Since November 2009, he has served as a member of the board of directors of Pacific Mutual Holding Company and Pacific LifeCorp, the parent company of Pacific Life Insurance Company. Mr. Abbey has more than 30 years of experience in commercial and residential real estate investment and development. Since July 1998, Mr. Abbey has been a Trustee of the Urban Land Institute and served as its Vice Chairman from July 2003 to June 2005. He is also a member of the Executive Committee of the Fisher Center for Real Estate and Urban Economics at UC Berkeley and has served in this capacity since February 1996. From 1998 to 2006 he served as a Trustee of Golden Gate University and was Chairman of the board of trustees from 2001 through 2002. He has served since January 2005 on the Real Estate Committee of the UCSF Foundation. Mr. Abbey is a member of the board of directors and Executive Committee of Bridge Housing Corporation, a non-profit affordable housing developer based in California. Mr. Abbey has been a Lecturer in Finance at the Stanford Graduate School of Business since 2005. Mr. Abbey is a graduate of Amherst College and has a master’s degree in city planning from the University of California, Berkeley. Mr. Abbey was selected to serve as a director on our board of directors because of his significant real estate industry experience as well as his extensive business and management expertise.

Michael E. Salvati, 57, has been one of our directors since September 2009. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief Operating Officer of National Financial Partners, Corp., an Apollo affiliated venture focusing on the consolidation of small financial services firms that service high net worth individuals. From June 1996 to June 1998, he was Chief Financial Officer of Culligan Water Technologies, Inc., an affiliate of Apollo, where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG Peat Marwick LLP from 1990 to 1996. Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He currently serves as a member of the board of directors and Chair of the Audit Committee of Things Remembered, Inc., positions he has held since August, 2007. Mr. Salvati also serves as a Trustee of the National Multiple Sclerosis Society—Greater Illinois Chapter. Mr. Salvati’s previous board memberships include Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc., Prime Succession, Inc., and Castle Holdco 4, Ltd., an Apollo affiliate. Mr. Salvati received a BS in microbiology and a MS in accounting from the University of Illinois at Champaign-Urbana. Mr. Salvati was selected to serve as a director on our board of directors due to his strong background in public accounting and auditing. Mr. Salvati qualifies as an “audit committee financial expert” under SEC guidelines.

Information Regarding our Executive Officers

Our President and Chief Executive Officer is Joseph F. Azrack. Our Chief Financial Officer, Treasurer, and Secretary is Stuart A. Rothstein. For Mr. Azrack’s biography, please see “Information Regarding the Nominees for Re-Election as Directors.” The following sets forth the biographical information for Mr. Rothstein as of April 9, 2010.

Stuart A. Rothstein, 44, has been our Chief Financial Officer, Secretary and Treasurer since September 2009. He is also a Vice President and a member of the Investment Committee of, our Manager. Mr. Rothstein was previously Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague, which acquired over $200 million of real estate comprising approximately 1.2 million square feet in Silicon Valley. Prior to Four Corners Properties, from January 2005 to March 2006, Mr. Rothstein served as a Director of KKR Financial Advisors LLC, overseeing all investments in commercial real estate. During his tenure, KKR Financial completed over $600 million investments across a broad range of commercial real estate loans and securities, including mezzanine debt, B-notes, CMBS, syndicated bank debt, preferred and common equity. Mr. Rothstein also served as acting Chief Financial Officer of KKR Financial Holdings LLC through May 2005. From May 2004 to December 2004, Mr. Rothstein was a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. From August 2002 to March 2004, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three then publicly traded operating companies, Centerline Capital Group (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001,

Mr. Rothstein worked in various finance positions for Spieker Properties, including as its Chief Financial Officer from September 1999 to July 2001. Mr. Rothstein graduated from Pennsylvania State University with a BS in Accounting and Stanford University with an MBA.

Our board of directors recommends a vote FOR the re-election of Messrs. Azrack, Press, Silverman, Abbey, Beilinson, Salvati and Ms. Connell as directors. Proxies solicited by our board of directors will be voted FOR Messrs. Azrack, Press, Silverman, Abbey, Beilinson, Salvati and Ms. Connell, unless otherwise instructed.

In accordance with our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

There is no familial relationship among any of the members of our board of directors or executive officers.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has audited our financial statements for the period from September 29, 2009 (commencement of operations) through December 31, 2009. Our board of directors is requesting that our stockholders ratify this appointment of Deloitte & Touche LLP.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Deloitte & Touche LLP for the period from September 29, 2009 (commencement of operations) through December 31, 2009.

For the Period from September 29, 2009 (commencement of operations) through December 31, 2009
Audit Fees(1)	$440,000
Audit-Related Fees(2)	—
Tax Fees(3)	62,000
All Other Fees(4)	135,000

Total	$637,000

(1)	2009 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	There were no Audit-Related Fees incurred in 2009.
(3)	2009 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	2009 All Other Fees include Deloitte & Touche LLP’s initial audit and consents and other services related to SEC and other regulatory filings. Except as described in the previous sentence, there were no other professional services rendered by Deloitte & Touche LLP in 2009.

All audit and tax services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. Proxies solicited by our board of directors will be voted FOR this ratification, unless otherwise instructed.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2009, our board of directors held one meeting. Our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during 2009 (during the periods that they served). Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee (the “Compensation Committee”), and the Nominating and Corporate Governance Committee.

Audit Committee. Michael E. Salvati (Chairman), Marc Beilinson, and Alice Connell are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the New York Stock Exchange (“NYSE”) listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Mr. Salvati qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. The Audit Committee, which met two times during 2009, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the performance of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving and reviewing with management and external auditors the interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report of Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Compensation Committee. Marc Beilinson (Chairman), Douglas D. Abbey and Michael Salvati are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met one time during 2009, is responsible for evaluating the performance of our Manager, reviewing the compensation and fees payable to our Manager under our management agreement, preparing compensation committee reports and administering the issuance of any shares of Common Stock or other equity awards issued to the officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement. Because our management agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. To the extent that the Company is responsible for paying the compensation and/or any other employee benefits of the Chief Executive Officer, the Compensation

Committee will review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation. To the extent that the Company is responsible for paying the compensation and/or any other employee benefits of any of its executive officers (other than the Chief Executive Officer), the Compensation Committee will consult with the Chief Executive Officer to consider, formulate and evaluate the corporate goals and objectives relevant to the compensation of, and establish the compensation programs applicable to, all non-Chief Executive Officers of the Company, if any, and, together with the Chief Executive Officer, will determine the compensation levels of any such officers. The Compensation Committee consults with the executive officers of the Company when recommending to the board of directors the level of compensation under the Company’s 2009 Equity Incentive Plan (as defined below) to be payable to the personnel of our Manager. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Nominating and Corporate Governance Committee. Douglas D. Abbey (Chairman) and Alice Connell are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met one time during 2009, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the 2009 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held two meetings in 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee and management discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the overall scope and plans for its audit.

At meetings held subsequent to year-end 2009, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements for the period ended December 31, 2009, and the related report prepared by Deloitte & Touche LLP. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with Deloitte & Touche LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Deloitte & Touche LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP their independence from us. Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee received regular updates on the amount of fees and scope of audit and tax services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2009 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and is presenting this selection to our stockholders for ratification.

Michael E. Salvati, Chairman

Marc Beilinson

Alice Connell

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

We pay a $75,000 annual base director’s fee to each of our independent directors. Base directors’ fees are paid 50% in cash and 50% in restricted shares of Common Stock or other equity awards. In addition, each independent director who serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an annual cash retainer of $10,000, $2,000 and $2,000, respectively, and the chairs of each committee receive an additional annual cash retainer of $20,000, $5,000 and $5,000, respectively. Each independent director receives a fee of $1,500 for attending each full meeting of the board of directors. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors are also eligible to receive grants of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards under the Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). In addition, each of our independent directors received 5,000 restricted shares of Common Stock upon the completion of our initial public offering, which vest in equal installments, after issuance, on the first business day of each fiscal quarter beginning on January 1, 2010, and continuing until October 1, 2012.

We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

In addition, we have adopted a 2009 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement. The 2009 Equity Incentive Plan is administered by the Compensation Committee. The 2009 Equity Incentive Plan permits the granting of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards. Upon completion of our initial public offering, we granted restricted shares of Common Stock to our independent directors, our officers, our Manager and certain of its personnel. We granted certain additional restricted shares of Common Stock to one new member of the personnel of our Manager on December 31, 2009.

The following table summarizes the annual compensation received by our independent directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Douglas D. Abbey	$12,625	$7,221	$19,846
Marc Beilinson	14,625	7,221	21,846
Alice Connell	13,875	7,221	21,096
Michael E. Salvati	16,375	7,221	23,596

(1)	Amounts in this column represent annual board fees and annual chair fees paid to independent directors for service in 2009.
(2)	Amounts in this column represent compensation costs recognized by us in 2009 for awards of restricted shares of Common Stock based upon the fair value as of the grant dates of such awards determined pursuant to FASB ASC Topic 718.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day–to–day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Manager and its executive officers.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. More than a majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this proxy statement under “Corporate Governance.” The independent directors intend to meet separately from the personnel of our Manager on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Manager and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board of directors committee has complete and open access to our Manager and its officers, employees and other personnel who support our Manager in providing services to us under our management agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. The current leadership model, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.apolloreit.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.apolloreit.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, our board of directors has also adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.apolloreit.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that four of our seven current directors—Marc Beilinson, Alice Connell, Douglas D. Abbey, and Michael Salvati—qualify as independent directors under NYSE listing standards and the Independence Standards. In determining that Mr. Beilinson is qualified as an independent director under the NYSE listing standards and the Independence Standards, our board of directors took into consideration in making its determination Mr. Beilinson’s employment contract with Innkeepers USA, a portfolio company of Apollo Investment Corporation, which is externally managed by Apollo Investment Management, L.P., a sister company of our Manager. In connection with making this determination, our board of directors specifically noted that Mr. Beilinson’s contract is with Innkeepers USA, and not with the Company, our Manager, or Apollo Investment Management, L.P.; the employment contract was approved by the board of directors of Innkeepers USA, including its independent directors through an independent process led by the independent directors; the contract is in place and the amounts payable under the contract are not subject to the discretion of Apollo Investment Management, L.P.; and Mr. Beilinson’s engagement is intended to be temporary.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning 5% or greater of our outstanding capital stock, or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or any such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if the Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.

•

The appropriate Chairman shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors (the “Appointed Committee”).

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to our board of directors or the Appointed Committee.

•

If a related party transaction will be ongoing, our board of directors or the Appointed Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities law rules and regulations.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to our board of directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairman of our board of directors and our Chief Executive Officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance

Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with the Company’s Bylaws and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate director candidates for election to our board of directors. Stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day, and not later than 5:00 p.m. Eastern Time on the 120th day, prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the meeting or public disclosure thereof was given or made. Accordingly, to submit a director candidate for consideration for nomination at our 2011 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by January 12, 2011, but in no event earlier than December 15, 2010. The written notice must set forth the information required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in our Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board

Our board of directors has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of our board of directors, our board of directors’ independent directors as a group or our board of directors generally. Any such communications may be sent to our board of directors by U.S. mail or overnight delivery and should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of the Secretary, are not required, however, to be forwarded to the directors. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors intend to meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Alice Connell.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by ACREFI Management, LLC, our Manager, pursuant to a management agreement between our Manager and us. Our named executive officers, Messrs. Azrack and Rothstein, are employees of our Manager or one of its affiliates. We have not paid, and we do not intend to pay, any cash compensation directly to our executive officers and we do not currently intend to adopt any policies with respect thereto. Cash compensation paid to our executive officers is paid by our Manager or its affiliates. We do not control how such fees are allocated by our Manager to its employees. However, we have agreed to reimburse our Manager for the allocable share of the compensation of our Chief Financial Officer based on the percentage of his time spent on our affairs. We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our Manager or its affiliates will determine the levels of base salary and cash incentive compensation that may be earned by our executive officers, as our Manager or its affiliates may determine is appropriate. Our Manager or its affiliates will also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Equity Compensation

Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager. We have adopted the 2009 Equity Incentive Plan, which provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, unrestricted stock awards and other awards based on our Common Stock. Restricted shares of Common Stock and other equity awards issued to our independent directors in respect of their annual retainer fees are also issued under this plan.

Our board of directors has delegated its administrative responsibilities under the 2009 Equity Incentive Plan to our Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to eligible directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement, and to determine what form the awards will take and the terms and conditions of the awards.

Our Compensation Committee has not yet adopted a formal equity compensation program for 2010.

Restricted shares of Common Stock Granted at IPO

Our named executive officers each received a grant of restricted shares of Common Stock upon the completion of our initial public offering that vests in equal installments on the first business day of each fiscal quarter over a three year period. See “Grants of Plan-Based Awards” table. The final vesting period is scheduled for October 1, 2012. Upon the declaration of a dividend payable to holders of shares of our Common Stock, our directors and executive officers will receive dividend payments from the restricted shares of Common Stock they hold to the same extent, and in the same per share amounts, as other holders of our Common Stock. The number of restricted shares of Common Stock granted was determined by our Manager and was approved prior to our initial public offering by our then-sole stockholder, Apollo Principal Holdings I, L.P., and our then directors, Joseph F. Azrack, Henry R. Silverman, and Eric Press.

Conversion of Restricted Shares of Common Stock to Restricted Stock Units

On March 17, 2010, our board of directors resolved to exchange certain unvested grants of restricted shares of Common Stock for restricted stock units. Effective as of March 23, 2010, we entered into restricted stock unit award agreements (collectively, the “Award Agreements”) with each of our named executive officers and certain personnel of our Manager. Pursuant to the Award Agreements, Mr. Azrack forfeited 31,250 restricted shares of Common Stock and received, in exchange, a grant of 31,250 restricted stock units pursuant to our 2009 Equity Incentive Plan and Mr. Rothstein forfeited 16,667 restricted shares of Common Stock and received, in exchange, a grant of 16,667 restricted stock units pursuant to our 2009 Equity Incentive Plan. Including Award Agreements entered into by personnel of our Manager, an aggregate of 102,084 restricted shares of Common Stock were forfeited in exchange for an equivalent number of restricted stock units. The restricted stock units granted by the Award Agreements to our named executive officers and certain personnel of our manager will vest on a quarterly schedule in the same manner as the forfeited shares of restricted Common Stock with the initial vesting date scheduled for July 1, 2010 and the final vesting date scheduled for September 29, 2012. In addition, the Award Agreements grant recipients the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our Common Stock. Following the expiration of the final vesting period, we will deliver shares of non-restricted Common Stock to the applicable named executive officers and personnel of our Manager. Please see “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Compensation Committee Report

The Compensation Committee evaluates and establishes equity award compensation for officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement and administers our 2009 Equity Incentive Plan. The Compensation Committee consults with the executive officers of the Company when recommending to the board of directors the level of compensation under our 2009 Equity Incentive Plan to be payable to the personnel of our Manager. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Marc Beilinson, Chairman

Douglas D. Abbey

Michael E. Salvati

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by the named executive officers for the year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Stock Awards ($)(1)	Total ($)
Joseph F. Azrack, President and Chief Executive Officer	2009	$56,219	$56,219

Stuart A. Rothstein, Chief Financial Officer, Treasurer and Secretary	2009	29,983	29,983

(1)	Amounts in this column represent compensation costs recognized by us for awards of restricted shares of Common Stock based upon the fair value as of the grant date of such awards determined pursuant to FASB ASC Topic 718. Our board of directors on March 17, 2010, voted to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2009.

Grants of Plan Based Awards for 2009

	Grant Date	Date of Board of Director Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Joseph F. Azrack	September 29, 2009	September 23, 2009	37,500	$693,000
Stuart A. Rothstein	September 29, 2009	September 23, 2009	20,000	369,600

(1)	Our board of directors on March 17, 2010, voted to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(2)	Amounts in this column represent the aggregate value of the stock awards granted in 2009 based upon the fair value as of the grant date of such awards determined pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity-based awards held by each named executive officer at the end of the fiscal year ended December 31, 2009.

	Stock Awards
Names	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph F. Azrack	37,500	$674,625
Stuart A. Rothstein	20,000	359,800

(1)	Includes restricted shares of Common Stock awards granted in September 2009, which vest quarterly in equal installments beginning January 1, 2010 and continuing until October 1, 2012. Our board of directors on March 17, 2010, voted to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(2)	Based on the closing price of our Common Stock on the last business day of the fiscal year ended December 31, 2009—$17.99.

Option Exercises and Stock Vested

No Apollo Commercial Real Estate Finance, Inc. stock options were exercised during the fiscal year ended December 31, 2009.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2009 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager or its affiliates and therefore we generally have no obligation to pay them any form of compensation upon their termination of employment, except with respect to the restricted stock award agreements entered into between such named executive officers and our Company at the time of our initial public offering.

The restricted stock award agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager; including, a termination of employment due to such officer’s resignation, discharge, death, or retirement.

In addition, the 2009 Equity Incentive Plan provides that, in the event of a “change in control” (as such term is defined in our 2009 Equity Incentive Plan), the Compensation Committee shall take any such action as in its discretion it shall consider necessary to maintain each grantee’s rights under the 2009 Equity Incentive Plan (including under grantee’s applicable award agreement) so that such grantee’s rights are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number of shares, options or other awards granted, the number and kind of shares or other property to be distributed in respect of any options or rights previously granted under the plan, and the exercise price, purchase price, and performance-based criteria established in connection with any grants (to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended, as applicable).

2009 Equity Incentive Plan and Other Matters

We have adopted the 2009 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2009 Equity Incentive Plan is administered by the Compensation Committee. The 2009 Equity Incentive Plan permits the granting of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards. Upon the completion of our initial public offering in September 2009, we granted restricted shares of Common Stock to our independent directors, our officers, our Manager and certain of its personnel.

Administration

The Compensation Committee has the full authority to administer and interpret the 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, personnel of our Manager and its affiliates who support our Manager in providing services to us under our management agreement, and any joint venture affiliates of ours to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which consists of three non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director, and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grants be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available shares

Our 2009 Equity Incentive Plan provides for grants of restricted shares of Common Stock and other equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of our Common Stock (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of Common Stock). If an option or other award granted under the 2009 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2009 Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2009 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our Common Stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Restricted Shares of Common Stock. A restricted share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of restricted shares of Common Stock will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unless otherwise stated in the applicable award agreement, a participant granted restricted shares of Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of Common Stock. Although dividends may be paid on restricted shares of Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of restricted shares of Common Stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our Common Stock upon the completion of a service-based vesting period. Dividend equivalents are earned during the vesting period, and paid in the year following the year to which they relate.

Other share-based awards. The 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Upon a change in control (as defined in the 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Other changes

Our board of directors may amend, alter, suspend or discontinue the 2009 Equity Incentive Plan but cannot take any action that would materially impair the rights of a participant’s existing grants without the participant’s consent unless necessary for compliance with applicable law or legislation or to meet the requirements of any accounting standard or to correct an administrative error. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would other than through adjustment as provided in the 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2009 Equity Incentive Plan; or change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2009 Equity Incentive Plan.

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the named executive officers during the year ended December 31, 2009.

Option Exercises and Stock Vested in 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph F. Azrack	—	—	—	—
Stuart A. Rothstein	—	—	—	—

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ARI. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2009 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Management Agreement

In connection with our initial public offering in September 2009, we entered into a management agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of our management agreement, our Manager is paid a base management fee equal to 1.5% of per annum of our stockholders’ equity (as defined in our management agreement), calculated and payable (in cash) quarterly in arrears.

The initial term of our management agreement expires on September 29, 2012 (the third anniversary of the closing of our initial public offering), and it is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, our management agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of the Company’s independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

For the period ended December 31, 2009, the Company incurred approximately $763,000 in base management fee. In addition to the base management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company or for certain services provided by the Manager to the Company. As of December 31, 2009, the Company had recorded a due to affiliate liability in the amount of approximately $1.4 million for amounts owed to the Manager comprised of the following items: (i) $637,000 for offering expenses paid by the Manager on behalf of the Company and (ii) $748,000 for base management fees incurred but not yet paid. In addition, the Company has recorded a contingent liability in the amount of $8.0 million for underwriting fees paid by the Manager on behalf of the Company.

As part of our initial public offering our underwriters did not receive any payment directly from us for the underwriting fee equal to 5% of the gross proceeds raised or $10.0 million in total. Our Manager paid the underwriters $8.0 million and our underwriters agreed to forego the receipt of $2.0 million. Pursuant to the management agreement, we have agreed to pay $8.0 million to our Manager if during any period of four consecutive calendar quarters during the 16 full calendar quarters after the consummation of the initial public offering our Core Earnings, (as defined in the management agreement), for any such four-quarter period exceeds an 8% Performance Hurdle Rate (as defined in the management agreement).

Purchases of Common Stock

Concurrent with the consummation of our initial public offering, we completed a private placement in which we sold 500,000 shares of our Common Stock to certain affiliates of our Manager, at a price of $20.00 per share, for aggregate proceeds of $10.0 million. We did not pay any underwriting discounts or commissions in connection with this private placement. In conducting this private placement, we relied upon the exemption from registration provided by Rule 506 of Regulation D, as promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Registration Rights Agreement

We entered into a registration rights agreement with Apollo Principal Holdings I, L.P. and ACREFI Co-Investors, L.P., with respect to the Common Stock owned by such entities purchased in concurrent private placements upon the completion of our initial public offering in September 2009. Pursuant to the registration rights agreement, we granted to certain affiliates our Manager (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. These registration rights with respect to our Common Stock will apply 12 months after the date of our initial public offering, or September 23, 2010. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Officers
Joseph F. Azrack(2)(3)	31,250	31,250	*
Stuart A. Rothstein(2)(3)	8,333	8,333	*
Marc Beilinson(2)(3)	5,000	5,000	*
Alice Connell(2)(3)	5,000	5,000	*
Douglas D. Abbey(2)(3)	15,000	15,000	*
Michael Salvati(2)(3)	5,000	5,000	*
Henry R. Silverman(2)	—	—	*
Eric L. Press(2)	—	—	*
All directors and executive officers as a group (8 persons)	69,583	69,583	0.65%

Thornburg Investment Management Inc.(4)	835,016	835,016	7.76%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that: (a) Mr. Abbey has indirect beneficial ownership of 10,000 shares held by Abbey Charitable Remainder Unitrust dated 12/9/03, voting control over which Mr. Abbey shares with his spouse; (b) Mr. Rothstein is a limited partner with a non-controlling interest in ACREFI Co-Investors, L.P. (“Co-Investors”), which is the direct owner of 40,000 shares, to which Mr. Rothstein disclaims beneficial ownership except to the extent of his pecuniary interest therein; (c) Mr. Azrack is a limited partner with a non-controlling interest in Co-Investors, which is the direct owner of 40,000 shares, to which Mr. Azrack disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Includes unvested restricted shares of Common Stock granted to our directors and officers pursuant to our 2009 Equity Incentive Plan as follows: (a) Mr. Azrack—3,125 restricted shares of Common Stock; (b) Mr. Rothstein—1,667 restricted shares of Common Stock; (c) Mr. Salvati—4,584 restricted shares of Common Stock; (d) Mr. Beilinson—4,584 restricted shares of Common Stock; (e) Mr. Abbey—4,584 restricted shares of Common Stock; and (f) Ms. Connell—4,584 restricted shares of Common Stock. Our board of directors on March 17, 2010, voted to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(4)	On its Schedule 13G filed with the SEC on January 8, 2010, Thornburg Investment Management Inc. reported sole voting power with respect to 835,016 shares of Common Stock beneficially owned by it and sole dispositive power. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 7.76%, which does not include any shares issued or repurchased since such percentage was calculated for purposes of the Schedule 13G.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2011 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 10, 2010 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2011 annual meeting of stockholders, but not intending for such nomination or proposal to be considered for inclusion in the Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day, and not later than 5:00 p.m. Eastern Time on the 120th day, prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the meeting or public disclosure thereof was given or made. Accordingly, to submit a director candidate for consideration for nomination at our 2011 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by January 12, 2011, but in no event earlier than December 15, 2010.

Any such nomination or proposal should be sent to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019 and, to the extent applicable, must include the information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, Attn: Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary or by calling our investor relations at (212) 515-3200. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO STUART A. ROTHSTEIN, OUR CHIEF FINANCIAL OFFICER, TREASURER, AND SECRETARY, AT APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., 9 WEST 57TH STREET, 43RD FLOOR, NEW YORK, NEW YORK 10019.

By Order of the Board

Stuart A. Rothstein

Chief Financial Officer, Treasurer, and Secretary

New York, New York

April 9, 2010

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/ARI

Use the internet to vote your proxy until 12.00 p.m. (CT) on May 11, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12.00 p.m. (CT) on May 11, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

▼ Please detach here ▼

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	Nominees: 01) Joseph F. Azrack 02) Henry R. Silverman 03) Eric L. Press 04) Marc Beilinson	05) Douglas D. Abbey 06) Michael Salvati 07) Alice Connell	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Apollo Commercial Real Estate Finance, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2010

1:00 p.m.

Offices of Clifford Chance US LLP

31 West 52nd St.

New York, New York 10019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 12, 2010. The Proxy Statement and our 2009 Annual Report to Stockholders are available at: http://www.shareholdermaterial.com/ari

Apollo Commercial Real Estate Finance, Inc. 9 West 57th St., 43rd Floor New York, New York 10019	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Joseph F. Azrack and Stuart A. Rothstein, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.